EXHIBIT 11.1


                                    SBE, INC.
              STATEMENTS OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
             FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2000 AND 1999
                     (In thousands, except per share amounts)
                                   (Unaudited)


                                                Three months ended   Nine months ended
                                                      July 31,           July 31,
                                                ------------------  -------------------
                                                   2000     1999       2000    1999
                                                  ------   ------     ------  ------
BASIC

Weighted average number of
 common shares outstanding
                                                  3,238    3,100       3,141   3,054
                                                 ------   ------      ------  ------

Number of shares for computation of
 net income (loss) per share                      3,238    3,100       3,141   3,054
                                                 ======   ======      ======  ======

Net income (loss)                                $  842   $ (573)     $3,786  $  389
                                                 ======   ======      ======  ======

Net income (loss) per share                      $ 0.26   $(0.18)     $ 1.21  $ 0.13
                                                 ======   ======      ======  ======



DILUTED

Weighted average number of
 common shares outstanding                        3,238    3,100       3,141   3,054

Shares issuable pursuant to options granted
 under stock option plans, less assumed
 repurchase at the average fair market value
 for the period                                     751       (a)        562     221
                                                 ------   ------      ------  ------

Number of shares for computation of
 net income (loss) per share                      3,989    3,100       3,703   3,275
                                                 ======   ======      ======  ======

Net income (loss)                                $  842   $ (573)     $3,786  $  389
                                                 ======   ======      ======  ======

Net income (loss) per share                      $ 0.21   $(0.18)     $ 1.02  $ 0.12
                                                 ======   ======      ======  ======


(a) In loss periods, common share equivalents would have an antidilutive effect on loss per share and therefore have been excluded.

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